UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 12, 2011

NCI BUILDING SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-14315	76-0127701
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

10943 North Sam Houston Parkway West
Houston, Texas	77064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 897-7788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 9, 2011, NCI Building Systems, Inc., a Delaware corporation (the “Company” and “our”) entered into a Mutual Waiver and Consent, dated as of December 9, 2011 (the “Mutual Waiver and Consent”), by and between the Company, Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman exempted limited partnership (“Fund VIII”), and CD&R Friends & Family Fund VIII, L.P., a Cayman exempted limited partnership (together with Fund VIII, the “CD&R Funds”), pursuant to which, and subject to the terms and conditions set forth therein, (1) the CD&R Funds, as the holders of all of our issued and outstanding Series B Cumulative Convertible Participating Preferred Stock (the “Preferred Stock,” and shares thereof, the “Preferred Shares”), agreed to accept a paid-in-kind dividend on their Preferred Shares for the quarterly dividend payment period ending December 15, 2011 computed at the dividend rate of 8% per annum, rather than the dividend rate of 12% per annum as provided for in the Certificate of  Designations, Preferences and Rights of Series B Cumulative Participating Preferred Stock of the Company applicable to the Preferred Shares, and (2) the Company waived its right under the Stockholders Agreement between the Company and the CD&R Funds dated as of October 20, 2009, to issue up to $5 million of its capital stock without the consent of the CD&R Funds during the remainder of the Company’s fiscal year ending October 28, 2012, subject to certain exceptions. In view of the Mutual Waiver and Consent, the Preferred Dividend Payment Committee of the board of directors declared and directed the payment of the December 15, 2011 paid-in-kind dividend on the Preferred Shares at the reduced rate of 8% per annum (the “PIK Dividend”).  The Company anticipates issuing the PIK Dividend to the CD&R Funds on or before December 15, 2011.

This description of the Mutual Waiver and Consent is not intended to be complete and is qualified in its entirety by the complete text of the Mutual Waiver and Consent attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1	Mutual Waiver and Consent dated December 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Mark E. Johnson
Name: Mark E. Johnson
Title: Executive Vice President,
Chief Financial Officer and Treasurer

Dated: December 12, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.1	Mutual Waiver and Consent dated December 9, 2011.